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November 12, 2001



AXA Premier VIP Trust
1290 Avenue of the Americas
New York, New York  10104

Ladies and Gentlemen:

         In order to provide AXA Premier VIP Trust (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 555.6 shares of each class (Class A and Class B) of each of the following series of the
Trust: AXA Premier Large Cap Core Equity Portfolio; AXA Premier Large Cap Growth Portfolio; AXA Premier Large Cap Value Portfolio, AXA Premier Small/Mid Cap Growth Portfolio; AXA Premier Small/Mid Cap Value Portfolio; AXA Premier International Equity Portfolio; AXA Premier Technology Portfolio; and AXA Premier Health Care Portfolio and 555.2 shares of each Class (Class A and Class
B) of the following series of the Trust: AXA Premier Core Bond Portfolio, at the price of $10.00 per share.

         We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                            Very truly yours,

                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES


                                            By: /s/ Steven M. Joenk
                                               --------------------------
                                            Name:  Steven M. Joenk
                                            Title: Senior Vice President